Exhibit 99 For Immediate Release January 22, 2004 Page 1 of 1	Contact: Rick DeLisi Director, Corporate Communications (703) 650-6019

Atlantic Coast Airlines Holdings, Inc. to Present at
Raymond James & Associates Growth Airline Conference

Dulles, VA, (January 22, 2004) - Atlantic Coast Airlines Holdings, Inc. (NASDAQ/NM: ACAI) Chairman and Chief Executive Officer Kerry Skeen and Executive Vice President and Chief Financial Officer Richard Surratt will make a presentation to investors and financial analysts during the Raymond James & Associates Growth Airline Conference being held in New York on Thursday, January 29, 2004. The presentation is scheduled to take place at approximately 10:15am Eastern.

Raymond James will webcast an audio version of its conference participants’ presentations live on the Internet. Break-out sessions will not be webcast. Access to the site will be permitted after a brief registration process. Listeners will need to register and listen at the following web address:

<http://www.wallstreetwebcasting.com/webcast/rjgac/>

Listeners should go to this site at least 15 minutes prior to the event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. Pre-registration is currently available. For those unable to listen to the live broadcast, a replay will be available for 30 days by accessing the above address. There is no charge to access the event.

The slides that will accompany the presentation will also be available as a PowerPoint file in the “For Investors” section of the Atlantic Coast Airlines corporate website:

www.atlanticcoast.com

Atlantic Coast Airlines currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, the company announced plans to operate as Independence Air—a coast-to-coast low-fare airline based at Washington Dulles—once it ceases to operate as United Express.

The company has a fleet of 145 aircraft—including a total of 120 regional jets—and offers over 840 daily departures, serving 84 destinations. The company employs approximately 4,600 aviation professionals. For more information about Atlantic Coast Airlines Holdings, Inc., please visit our website at www.atlanticcoast.com. For more information about Independence Air, please visit our “preview” site at www.flyi.com.

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